Exhibit 99.1

Ryman Hospitality Properties, Inc. Announces Termination of Agreement to Purchase the Block 21 Complex in Austin, Texas

NASHVILLE, Tenn. – (May 22, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced the termination of its agreement with Stratus Properties, Inc. to purchase the Block 21 mixed-use development in Austin, Texas.

Colin Reed, Chairman and Chief Executive Officer of the Company, said, “In the current capital markets and economic environment caused by the COVID-19 pandemic, we have determined that it is not in the best interest of our shareholders to focus our resources and capital on this project at this time. We sincerely regret that the current circumstances do not permit us to complete the acquisition. We commend Stratus on their successful development of the Block 21 complex, and we know that it will have continued success when its businesses are able to return to full strength at the end of this global pandemic.”

As a result of the termination of the transaction, the Company will forfeit its nonrefundable deposit of $15 million provided to Stratus in connection with the execution of the purchase agreement in December 2019.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

*The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the anticipated impact of COVID-19 on travel, transient and group demand, the anticipated impact of COVID-19 on our results of operations, the amount and collection of cancellation and attrition fees, cost containment efforts, efforts to rebook customers for later dates in 2020 and later years, our plans for reopening the our Gaylord Hotels properties and other assets when the COVID-19 pandemic subsides and our use of cash during the remainder of 2020. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 pandemic on us and the hospitality and entertainment industries generally; the effects of the COVID-19 pandemic on the demand for travel, transient and group business (including government-imposed restrictions); levels of consumer confidence in the safety of travel and group gathering as a result of COVID-19; the duration and severity of the COVID-19 pandemic in the United States and the pace of recovery following the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic in the markets where our assets are located; our ability to implement cost containment strategies; and the adverse effects of COVID-19 on our business or the market price of our common stock. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com